Exhibit 99.1

For: J.Crew Group Company Contact: James Scully Chief Financial Officer (212) 209-8040

Investor Contact: Allison Malkin Integrated Corporate Relations (203) 682-8225

J.CREW GROUP ANNOUNCES NEW BOARD MEMBER

NEW YORK – May 2, 2007 – J.Crew Group, Inc. (the “Company”) [NYSE:JCG] today announced that Heather Reisman has been elected to its Board of Directors, effective May 15, 2007.

Ms. Reisman, 58, currently serves as Chief Executive Officer of Indigo Books & Music Inc., Canada’s largest book and music retailer, which she founded in 1996. Previously, she served as President of Cott Corporation, a well-known beverage supplier. Prior to joining Cott, Ms. Reisman co-founded and led Paradigm Consulting, a strategy and change management consulting firm. Millard Drexler, J. Crew’s Chairman and CEO said, “We are pleased to welcome Heather to our Board. Heather combines the “get it” factor along with disciplined management ability.”

Mr. Boyce, a director since 1997, has also advised the Company of his intention to step down from the Board of Directors, effective May 15, 2007, in order to focus on his responsibilities at TPG Capital. “We want to thank Dick for his contributions and support over the years,” said Mr. Drexler.

About J.Crew Group Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of May 2, 2007, the Company operates 180 retail stores, 53 factory outlet stores, the J. Crew catalog business, and jcrew.com. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.